May 15, 2023

John E. Kiernan

jkiernan@alicoinc.com

Delivered via email

Re: Amendment to Compensation Arrangements

Dear John,

This letter (this "Letter Agreement") is intended to amend certain terms of that certain Amended and Restated Employment Agreement, dated April 1, 2022, by and between Alico, Inc. (the "Company") and you (the "Employment Agreement'') and Annual Performance and Long Term Bonus Agreement, dated April 1, 2022, by and between the Company and you (the "Bonus Agreement"), as follows:

1.
Effective as of October 1, 2022, your waiver of your right to receive an annual cash retainer under the Company's director compensation plan for service on the Company's Board of Directors is hereby revoked, and you shall be eligible to receive an annual cash retainer of $75,000 (subject to the terms of the Company's director compensation plan in effect from time to time, except that all annual retainer amounts payable with respect to the period beginning on October 1, 2022 and ending on the date hereof will be payable to you within 30 days after the date hereof).

2.
For each Board approved sale of any citrus groves owned by the Company or its subsidiaries which closes during the period beginning October 1, 2022 and ending September 30, 2024, you will be eligible to earn a Long Term Real Estate Bonus (as defined in the Bonus Agreement) equal to one percent (1%) of the Net Sale Proceeds (as defined in the Bonus Agreement) with respect to such applicable sale.

3.
Notwithstanding anything to the contrary in the Bonus Agreement, any Long Term Real Estate Bonus earned by you under the Bonus Agreement, if any, will be paid within sixty (60) days following the end of the fiscal year in which the Long Term Real Estate Bonus is earned (but in no event later than the December 31 of the calendar year in which the Long Term Real Estate Bonus is earned).

4.
In the event the Company receives any federal relief proceeds relating to a hurricane or other natural disaster event during the one-year period following your termination of employment with the Company for any reason other than a termination for Cause (as defined in the Employment Agreement) (the "Look Back Period") which would have increased the amount of any bonus earned and paid or payable to you under the Bonus Agreement had the amount of such federal relief proceeds been factored into the applicable financial or operational performance measure(s) used to calculate such bonus, you will be entitled to receive a cash payment (the "Look Back Payment") equal to the difference between the amount of the bonus that was previously paid to you (or earned and payable to you) and the amount that would have been paid to you had such federal relief proceeds been factored into the applicable financial or operational performance measure(s) used to calculate such bonus. The Look Back Payment will be determined in the discretion of the Company's Board of Directors or an authorized committee thereof and will be payable within sixty (60) days of the expiration of the Look Back Period.

10070 Daniels Interstate Court, Suite 200

Fort Myers, FL 33913

Except as explicitly amended by this Letter Agreement, the Employment Agreement and Bonus Agreement shall continue in full force and effect in accordance with their terms. This Letter Agreement shall be interpreted, construed, and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

/s/ Toby Purse 5/15/23

Toby Purse

Member, Alico, Inc. Board of Directors Chairman, Compensation Committee

I have read and agree to the terms and conditions contained in this Letter Agreement:

/s/ John E. Kiernan 5/15/23

John E. Kiernan

10070 Daniels Interstate Court, Suite 200

Fort Myers, Fl 33913